GREAT HALL INVESTMENT FUNDS, INC.
REGISTRATION STATEMENT 1997
EXHIBIT INDEX




EX-99.INDEX              Exhibit Index
EX-99.B2 BYLAWS          Bylaws
EX-99.B5 ADVSR CONTR     Investment Advisory Agreement
EX-99.B6 DISTR CONTR     Co-Distributor Agreement
EX-99.B9.2 OTH CONTR     Shareholder Account Services Agreement
EX-99.B9.3 OTH CONTR     Investment Accounting Agreement
EX-99.B10 OPIN COUNS     Opinion and Consent of Faegre and Benson, LLP